Media:                   Gretchen Krueger
Spectra Energy
(713) 627-4072
(713) 627-4747 (24-hour media line)

Michael Kinney
New Jersey Resources
(732) 938-1031

Analysts:  John Arensdorf
Spectra Energy
(713) 627-4600

Dennis Puma
New Jersey Resources
(732) 938-1229

Date:                      March 6, 2007

SPECTRA ENERGY, NEW JERSEY RESOURCES FORM PARTNERSHIP
TO DEVELOP NATURAL GAS STORAGE FACILITY

New Venture to Provide Supply Reliability, Security to Northeast U.S.

HOUSTON and WALL, N.J. - Spectra Energy and New Jersey Resources have formed a new partnership to jointly develop and operate a natural gas storage facility with the capacity to store in excess of 10 billion cubic feet of working natural gas for markets in Pennsylvania and the Northeast United States.

Steckman Ridge, LP, the new venture owned equally by subsidiaries of Spectra Energy and New Jersey Resources, has reached an agreement with Pennsylvania General Energy Company, L.L.C. to acquire its depleted natural gas field located in Bedford County, Pa. Steckman Ridge plans to convert the field into a multi-cycle storage facility that will provide growing energy markets in the Northeast and Mid-Atlantic with much needed supply security and flexibility, especially during the winter months.

“Natural gas storage plays an important role in balancing the complexities of supply and demand,” said Martha Wyrsch, president and CEO of Spectra Energy Transmission. “Given its capacity and strategic location, we expect Steckman Ridge to be an integral part of the Northeast’s energy future. We look forward to bringing to this partnership our years of experience in safely and successfully constructing and operating more than 250 billion cubic feet of storage capacity.”

“Steckman Ridge will offer additional reliability to the region, helping customers manage their risks and opportunities in this volatile environment,” said Laurence M. Downes, chairman and CEO of New Jersey Resources. “This exciting venture is another example of our commitment to use our expertise to grow in new and existing markets.”

Steckman Ridge will hold an open season to accept requests for nominations on the storage facility in the spring of this year, with an anticipated in-service date in the first half of 2009. The partnership will commence preliminary engineering studies in the coming months, and expects to invest about $250 million in the project.

Spectra Energy Corp (NYSE: SE) is one of North America’s premier pure play natural gas midstream companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage, and distribution. For close to a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 17,500 miles of transmission pipeline, 250 billion cubic feet of storage, natural gas gathering and processing, natural gas liquids operations and local distribution assets.

Spectra Energy Corp also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Visit www.spectraenergy.com for more information.

New Jersey Resources (NYSE:NJR), a Fortune 1000 company and a member of the Forbes Platinum 400, provides reliable retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiary, New Jersey Natural Gas, is one of the fastest-growing local distribution companies in the United States, serving more than 474,000 customers in central and northern New Jersey. Other major NJR subsidiaries include NJR Energy Services and NJR Home Services. NJR Energy Services is a leader in the unregulated energy services market, providing customer service and management of natural gas storage and capacity assets. NJR Home Services offers retail customers heating, air conditioning and appliance services. NJR’s progress is a tribute to the more than 5,000 dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make NJR a leader in the competitive energy marketplace. For more information, visit NJR’s Web site at njliving.com.

Forward-Looking Statements

This release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent Spectra Energy’s and New Jersey Resources’ intentions, plans, expectations, assumptions and beliefs about future events. This release includes forward-looking statements concerning future capital developments, including the anticipated timing of planned capital expansions and anticipated storage capacity resulting from such expansions. Such statements are subject to risks, uncertainties and other factors, many of which are outside the control of Spectra Energy and New Jersey Resources and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Those factors include: the timing and success of efforts to develop infrastructure projects; the timing and receipt of required regulatory approvals; the timing and receipt of sufficient capacity commitments for the described project; fluctuations in the demand for natural gas in the markets serviced by the described project; and geological uncertainties and limitations in the described natural gas field. These factors, as well as additional factors that could affect such forward-looking statements, are described in Spectra Energy’s and New Jersey Resources’ filings with the SEC, which are available at the SEC's website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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